UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2023

Metaterra Corp.
(Exact name of registrant as specified in its charter)

Nevada	333-263777	98-1611421
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identifica-tion No.)

3495 Lakeside Drive, #1487 Reno, NV89509
(Address of Principal Executive Offices)

(917) 310-3069

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

On October 13, 2023, Anyoline De Jesus De Perez, the previous majority shareholder of the Company, entered into a stock purchase agreement for the sale of 2,000,000 shares of Common Stock of the Company, to Miracle Technologies Holding SGPS, LDA, located at Rua dos Murças, n.° 15, 3.° andar, Fração L, Distrito da Ilha da Madeira, 9000 058 Funchal, Portugal.

As a result of the acquisition of 2,000,000 shares of common stock, Miracle Technologies Holding SGPS holds approximately 71% of the issued and outstanding shares of Common Stock of the Company, and as such it is able to unilaterally control the election of our board of directors, all matters upon which shareholder approval is required and, ultimately, the direction of our Company.

Also on October 13, 2023, the previous sole officer and director of the company, Anyoline De Jesus De Perez, resigned her positions with the Company.  Upon such resignations, Ebru Törehan was appointed as Chief Executive Officer, Chairman of the Board, Treasurer and Secretary, and Director of the Company.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The disclosures set forth in Item 5.01 above are incorporated by reference into this Item 5.02(a).

The business background descriptions of the newly appointed officer and director is as follows:

Ebru Törehan

From 2015 to 2020 Mrs. Törehan worked as a freelance consultant for various companies. Since 2020 she is the Managing Director of ETB Private Security Training Services LTD in Cyprus.

She received her degree in Clinical Psychology from Marmara University in 1999. She also received a Ph.D. in Psychotherapy from Marmara University in 2004.

Item 8.01 Other Events.

On October 13, 2023, the Company’s location and the location of the Company’s books and records has changed from Calle Principal 54, Munoz Puerto Plata, Dominican Republic 57000 to 3495 Lakeside Drive, #1487 Reno, NV 89509.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METATERRA CORP.

Date: October 13, 2023	By:	/s/ Ebru Törehan
Name: Ebru Törehan
Title: CEO

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